Exhibit 99.1

Press Release	Source: Rambus Inc.
Rambus Appoints J. Thomas Bentley to Its Board of Directors

Dr. Chuck Geschke Retires from Board of Directors

Dr. William Davidow Announces He Will Not Stand for Re-election

LOS ALTOS, Calif.—(BUSINESS WIRE)—March 15, 2005—Rambus Inc. (Nasdaq:RMBS - News), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that J. Thomas Bentley has joined its board of directors, effective March 11, 2005. Mr. Bentley will serve as chair of the audit committee, that committee’s financial expert and a member of the nominating/corporate governance committee.

Tom Bentley co-founded Alliant Partners, a leading mergers and acquisitions firm for emerging and mid-market technology companies in 1996 through the merger of Bentley Hall & Company with Von Gehr International. Alliant Partners was acquired by Silicon Valley Bancshares in 2001 and is now known as SVB Alliant, where Mr. Bentley now serves as a managing director. Over the last decade Bentley has worked with some of Alliant’s largest clients on their strategic acquisitions and divestitures. His expertise lies in the financial, tax and accounting structure of M&A transactions and he currently serves as a senior advisor on Alliant’s most complicated deals. Bentley’s previous experience includes work in the leveraged buyout business at Citicorp, as well as stints with the World Bank and Internal Finance Corporation.

Bentley earned a bachelors degree in economics from Vanderbilt University and a Masters of Science in Management from MIT. He is a member of the board of Nanometrics Incorporated, a leading design and manufacturing company of high-performance process control metrology systems, where he also serves on the audit committee as its financial expert. In addition, Mr. Bentley serves as vice chair of the Ecumenical Hunger Program in Silicon Valley.

“We are extremely pleased to have Tom join our board given his considerable experience in finance and a demonstrated track record of helping companies meet their strategic growth objectives,” said Geoff Tate, chairman of the Rambus board.

Retiring from the board of directors is Dr. Chuck Geschke, who has been a member since February 1996. Dr. Geschke is a co-founder of Adobe Systems Incorporated and has served as a director of that company since 1982, as chief operating officer from 1986 to 1995, as president from 1989 to 2000 and as chairman since 1997.

Dr. William Davidow, who served as chairman of the board from March 1990 until January 2005 and as a board member since January 2005, will not stand for re-election at the company’s 2005 annual meeting of stockholders. Dr. Davidow will be named director emeritus upon the completion of his term as a full board member on May 3, 2005. Since 1985, Dr. Davidow has been a general partner of Mohr, Davidow Ventures, a venture capital firm. He also serves as chairman of the board of directors of FormFactor, Inc. Rambus plans to recruit a new board member for the seat vacated by Dr. Davidow.

“We would like to thank Chuck and Bill for their exceptional leadership and commitment as members of the board over the past nine and fifteen years, respectively. Their contributions and dedication were instrumental in guiding Rambus from its early beginnings to the successful company it is today,” said Geoff Tate.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

Contact:
Rambus Inc.
Gabriele Collier, 650-947-5522
gcollier@rambus.com